Exhibit 99.1

Allegion Debuts as Public Company Following Spinoff from Ingersoll Rand
Leading global safety and security provider, a constituent of the S&P 500®, now trading on the New York Stock Exchange

Dublin, Ireland, Dec. 2, 2013 - Allegion PLC (NYSE: ALLE), a leading global provider of security products and solutions, debuted today as a standalone, publicly-traded company following its spinoff from Ingersoll Rand. The $2 billion-a-year company will be headquartered in Ireland, with regional corporate centers in Carmel, Ind., U.S.; Brussels, Belgium; and Shanghai, China.

“For more than a century, we have been pioneers in developing products that help keep people safe where they live, work and visit,” said Dave Petratis, Allegion chairman, president and CEO. “This is an opportunity to carry forward the best of Allegion’s heritage, expertise and entrepreneurial roots while becoming bolder at capitalizing on major trends in commercial and residential security. As a global enterprise, we will continue to lead the industry in defining and raising the standards for safety and security everywhere.”

Allegion (pronounced uh-lee-juhn) provides mechanical and electronic security products and solutions for homes and businesses in more than 120 countries. It sells products under 23 brands and specializes in security around the doorway and beyond - from residential and commercial locks, door closers and panic release bars to access control systems and workforce productivity systems. Allegion’s portfolio includes strategic brands CISA®, Interflex®, LCN®, Schlage® and Von Duprin®.

With more than 7,600 global employees across sales, production and distribution facilities worldwide, Allegion plans to add 300 jobs in various locations. The company intends to selectively pursue strategic acquisitions that complement and enhance its existing business, while investing in research and development and product development. Allegion also plans to build on its operational excellence program, pursue growth in emerging markets and recruit new talent and expertise.

“The future of our company and the entire security industry lies in addressing the needs of an increasingly connected world. That’s why we intend to invest in the electronic side of our business moving forward, all while maintaining our same level of dedication to the continuous improvement and advancement of our mechanical products,” Petratis added.

Allegion will compete in the $25 billion global security products and solutions industry by addressing global trends in the security industry, which include heightened awareness of security requirements, increased global urbanization, the shift toward electronic, intelligent security solutions, and anticipated global rebound of commercial and residential construction markets.

Earlier this year, Allegion announced the appointment of its executive team that includes:

•	Tim Eckersley, senior vice president and president of the Americas region

•	Ray Lewis, senior vice president, human resources and communications

•	Barbara Santoro, senior vice president, general counsel and secretary

•	Patrick Shannon, senior vice president and chief financial officer

•	William Yu, senior vice president and president of the Asia Pacific region

•	Todd Graves, vice president, engineering and technology

•	Tracy Kemp, vice president and chief information officer

•	Chris Muhlenkamp, vice president, global operations and integrated supply chain

•	John Stanley, vice president of finance for Europe, Middle East, India and Africa (EMEIA) region, and acting EMEIA regional leader

On Dec. 9, a group of Allegion executives and employees will celebrate the spinoff by ringing the opening bell at the New York Stock Exchange at 9:30 a.m., ET. Footage of the bell ringing will be available live on NYSE’s website.
This news release includes “forward-looking statements,” which are statements that are not historical facts, including statements that relate to our business and growth strategy, our ability to capitalize on industry trends and our ability to define and raise standards for safety and security. These forward-looking statements are based on our current expectations and are subject to risks and uncertainties, which may cause actual results to differ materially from our current expectations. Such factors include, but are not limited to, our ability to fully realize the expected benefits of the spinoff; global economic conditions, demand for our products and services and tax law changes. Additional factors that could cause such differences can be found in our Form 10. We assume no obligation to update these forward-looking statements.
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About Allegion
Allegion (NYSE: ALLE) helps keep people safe where they live, work and visit. Allegion is pioneering safety as a provider of security solutions for homes and businesses through 23 global brands. Allegion specializes in security around the doorway and beyond: everything from residential and commercial locks, door closers and exit devices, steel doors and frames, to access control and workforce productivity systems. Allegion, a constituent of the S&P 500®, is a $2 billion business employing more than 7,600 people and offering products in more than 120 countries across the world.
Allegion’s portfolio includes strategic brands CISA®, Interflex®, LCN®, Schlage® and Von Duprin®; and other brands including aptiQ®, Briton™, Bricard®, Dalco™, Dexter by Schlage®, Falcon®, Fusion Hardware Group™, Glynn-Johnson®, ITO Kilit™, Ives®, Kryptonite®, Legge®, Martin Roberts™, Normbau™, Randi™, Steelcraft®, XceedID®.